Exhibit A

AUDITED FINANCIAL STATEMENTS AND

SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees

Years Ended December 31, 2007 and 2006
With Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Audited Financial Statements
and Supplemental Schedule

Years Ended December 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees

We have audited the accompanying statements of net assets available for benefits of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2007 and 2006, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2007 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

June 24, 2008

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Statements of Net Assets Available for Benefits

	December 31
	2007	2006
Assets
Investments, at fair value (Note 3)	$127,890,824	$127,270,183
Participant loans	1,648,360	1,976,606
Total investments	129,539,184	129,246,789

Cash, non-interest bearing	73,797	37,859
Dividends receivable	28,882	32,084
Employer match receivable	3,928	—
Net assets available for benefits, at fair value	129,645,791	129,316,732

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(26,865)	132,193

Net assets available for benefits	$129,618,926	$129,448,925

See accompanying notes.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2007	2006
Investment income (expense):
Interest	$544,074	$501,942
Dividends	7,513,205	7,891,664
Realized and unrealized appreciation (depreciation) of investments (Note 3)	5,104,542	(544,263)
	13,161,821	7,849,343

Contributions:
Employer	3,185,935	3,351,176
Participating employees	7,298,379	8,346,450
Employee rollovers	448,643	497,904
	10,932,957	12,195,530
Total investment income and contributions	24,094,778	20,044,873

Distributions to participants	(23,922,627)	(21,846,144)
Transfers from the Plan	—	(98,062)
Other	(2,150)	(3,500)
Increase (decrease) in net assets available for benefits	170,001	(1,902,833)

Net assets available for benefits at beginning of year	129,448,925	131,351,758
Net assets available for benefits at end of year	$129,618,926	$129,448,925

See accompanying notes.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements

December 31, 2007 and 2006

1. Description of the Plan

The following description of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees (the Plan) provides only general information. Participants should refer to the Plan Document and the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company or Employer) (formerly Novacor Chemicals Incorporated) to provide employees of the Company and designated affiliates with the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan at the beginning of the first month following their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions (voluntary savings contributions) to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) (sixteen percent (16%) for highly compensated employees) of their pre-tax or after-tax base pay, such contributions not exceeding $15,500 and $15,000 in total in calendar years 2007 and 2006, respectively. All voluntary savings contributions are made through payroll deductions. On the first day of the month following completion of twelve months of service, employees were eligible for a Company contribution of two percent (2%) of base pay, and a match of one percent (1%) for voluntary savings contributions between one percent (1%) and three percent (3%) of base pay in 2007; whereas, employees were eligible for a Company contribution of two percent (2%) of base pay, and a match of one percent (1%) for voluntary savings contributions between one percent (1%) and two percent (2%) of base pay in 2006. The Plan also includes a profit sharing component whereby employees can receive up to six percent (6%) of their base pay and are given the option of investing it in the Plan. Total contributions are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn. Voluntary savings contributions, Company contributions and investment earnings thereon are directed by the individual plan participants to investment choices offered under the Plan.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2007 and 2006

1. Description of the Plan (continued)

Participant Accounts, Vesting, and Distributions

Each participant’s account is credited with the voluntary savings contributions, Company contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their account. Upon normal retirement or termination of employment, participants or beneficiaries may receive the value of his or her account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator.  Loans bear interest at rates of prime plus two percent (prime + 2%), are secured by the assets in the member’s account and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2. Summary of Significant Accounting Policies

Use of Estimates and Basis of Accounting

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measure attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to a fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common collective trust (the Schwab Stable Value Fund). As required by the FSP, the statements of net assets available for benefits present the fair value of The Schwab Stable Value Fund and the adjustment from fair value to contract value. The fair value of the Plan’s interest in The Schwab Stable Value Fund is based on the information reported by the issuer of the common collective trust at year-end. The contract value of The Schwab Stable Value Fund represents contributions plus earnings, less participant withdrawals and administrative expenses.

In September 2006, the Financial Accounting Standards Board issued Statement No. 157, Fair Value Measurements (SFAS No. 157). This Statement establishes a framework for fair value measurements in the financial statements by providing a definition of fair value, guidance on the methods used to estimate fair value, and expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and is generally applied prospectively. The impact of SFAS No. 157 on the Plans is being assessed by the Plans’ management.

Investment Valuation and Income Recognition

Except for investment contracts, the Plan’s investments are stated at fair value which equals the quoted market price on the last business day of the Plan year.  The shares of registered investment companies are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end.  The participant loans are valued at their outstanding balances, which approximate fair value.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2. Summary of Significant Accounting Policies (continued)

Investment contracts are stated at contract value which is equal to principal balance plus accrued interest. As provided in the FSP, an investment contract is generally permitted to be valued at contract value, rather than fair value, to the extent it is fully benefit-responsive. The fair value of the investment contract is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Administrative Costs

All investment fees (included in Other on the accompanying Statements of Changes in Net Assets Available for Benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which are paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2007	2006

NOVA Chemicals Corp Stock	$21,686,224	$22,635,240
Fidelity Magellan	15,351,850	14,771,591
Vanguard Index 500	14,130,801	15,742,073
Fidelity Equity Income II	10,839,963	11,787,172
Schwab Stable Value Fund	9,976,820	10,151,485
ING Intl Value CL A	9,913,163	10,337,282
PIMCO Total Return Fund	6,949,147	7,345,978

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2007 and 2006

3. Investments (continued)

During 2007 and 2006, the Plan’s investments (including investments bought, sold and held during the year) appreciated (depreciated) in value by $5,104,542 and $(544,263), respectively, as follows:

	December 31
	2007	2006
Investments at Fair value as Determined by Quoted Market Prices
Common stock	$4,178,241	$(4,463,916)
Common collective trusts	372,198	795,547
Shares of registered investment companies	128,830	2,676,500
	4,679,269	(991,869)
Investments at Contract Value
Schwab Stable Value Fund	425,273	447,606
Net change	$5,104,542	$(544,263)

4. Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the accompanying Statements of Net Assets Available for Benefits.

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the Internal Revenue Service, the Plan was amended.  Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.  The Plan submitted a request for a new determination letter on January 31, 2008.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2007 and 2006

6. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2007	2006

Net assets available for benefits per the financial statements	$129,618,926	$129,448,925
Investment contract valuation – adjustment from contract value to fair value	26,865	(132,193)
Net assets available for benefits per the Form 5500	$129,645,791	$129,316,732

7. Subsequent Events

The Plan was amended effective January 1, 2008 to implement the enhancements made as part of a retirement program redesign.  The Company increased its base contribution to three percent (3%) of total pay and the matching contribution, which matches participants’ voluntary contributions, was increased to up to a maximum of six percent (6%) of total pay, in one percent (1%) increments.  Participants who were age 50 with at least one year of service at December 31, 2007, receive an additional base contribution of five percent (5%) of total pay for up to five years.  This amendment also included an automatic enrollment feature and Qualified Default Investment Alternatives, which are age-appropriate Schwab Managed Retirement Trust Funds to be used for the default investment in the Savings Plan.

On October 1, 2007, the Company expanded its existing 50:50 European joint venture with INEOS (renamed INEOS NOVA joint venture), to include the Company’s STYRENIX assets and other North American styrenic polymer assets and INEOS’ North American styrene monomer and styrenic polymer assets.  From October 1, 2007 through March 31, 2008, certain Company employees were seconded to INEOS NOVA joint venture.  Effective April 1, 2008, the secondment arrangement with INEOS NOVA joint venture ended and the participants of the Plan who transferred to INEOS NOVA joint venture became inactive participants of the Plan.  In April and May of 2008, $4.6 million of assets belonging to these participants were transferred out of the Plan, the majority of which were transferred into INEOS NOVA joint venture’s qualified plan.

Supplemental Schedule

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

EIN #36-3203832          Plan #020

Schedule H, Line 4i – Schedule of Assets

(Held at End of Year)

December 31, 2007

			Current
Description of Assets	Units/Shares	Cost	Value

Investments:
NOVA Chemicals Corp Stock (1)	669,328	$9,980,123	$21,686,224
Fidelity Magellan	163,544	16,107,471	15,351,850
Vanguard Index 500	104,556	11,926,306	14,130,801
Fidelity Equity Income II	471,713	11,124,184	10,839,963
Schwab Stable Value Fund (1)	572,791	9,108,586	9,976,820
ING Intl Value CL A	533,252	9,543,207	9,913,163
PIMCO Total Return Fund	650,061	6,852,388	6,949,147
Europacific Growth R4	114,546	5,308,309	5,745,607
WF Advantage Growth Fund	175,723	4,420,708	5,087,171
Goldman Sachs Mid Cap Value A	139,770	5,139,203	4,940,875
Royce Value Plus Service	303,260	4,489,276	4,188,016
Schwab Managed Ret 2020 CL II (1)	224,107	3,684,456	3,942,039
Goldman Sachs Small Cap Value A	104,712	4,276,666	3,582,186
TransCanada Corporation Stock (1)	71,592	555,363	2,930,261
Schwab Managed Ret 2030 CL II (1)	143,700	2,504,376	2,725,988
Goldman Sachs Growth Oppor A	120,460	2,721,544	2,721,191
Schwab Managed Ret 2010 CL II (1)	111,328	1,620,398	1,766,780
Schwab Managed Ret 2040 CL II (1)	59,131	1,063,251	1,153,651
Federated US Govt Sec 2-5 Yrs	18,903	208,986	214,549
Schwab Managed Ret 2050 CL II (1)	4,224	44,809	43,763
Schwab Money Market Funds (1)	779	779	779
Total investments		110,680,389	127,890,824

Other:
Participant loans (2)		1,648,360	1,648,360
		$112,328,749	$129,539,184

(1)	Represents party in interest to the Plan.
(2)

Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance. The current loan accounts bear interest at rates of prime plus two percent (2%), are secured by the assets in the member’s account, and must be repaid within five years.